Form 10-K405, Exhibit 13
period 1998-12-31
TOMS FOODS INC
filed 1999-03-29
CIK 1048339

                                                                      EXHIBIT 13




     Tom's Foods Inc.

     Re: Form 10-K Report for the  year ended January 2, 1999.

     Gentlemen/Ladies:

     This letter is written to meet the requirements of Regulation S-K calling for a letter from a registrant's independent accountants whenever there has been a change in accounting principle or practice.

     As of January 4, 1998, the Company changed from the method of expensing certain spare parts and maintenance inventory items to capitalizing those items when they are acquired and expensing the items as used in the manufacturing process. According to the management of the Company, this change was made to a preferable method to better reflect the assets and the expense of the Company in its financial statements.

     A complete coordinated set of financial and reporting standards for determining the preferability of accounting principles among acceptable alternative principles has not been established by the accounting profession. Thus, we cannot make an objective determination of whether the change in accounting described in the preceding paragraph is to a preferable method. However, we have reviewed the pertinent factors, including those related to financial reporting, in this particular case on a subjective basis, and our opinion stated below is based on our determination made in this manner.

     We are of the opinion that the Company's change in method of accounting is to an acceptable alternative method of accounting, which, based upon the reasons stated for the change and our discussions with you, is also preferable under the circumstances in this particular case. In arriving at this opinion, we have relied on the business judgment and business planning of your management.


     Very truly yours,

     ARTHUR ANDERSEN LLP