Form 10-K, Exhibit 13
period 2004-01-03
TOMS FOODS INC
filed 2004-04-12
CIK 1048339

                                                                      EXHIBIT 13



Tom's Foods, Inc.
900 Eighth Street
Columbus, Georgia

Dear Sirs/Madams:

We have audited the financial statements of Tom's Foods, Inc. as of January 3, 2004 and December 28, 2002, and for each of the three years in the period ended January 3, 2004, included in your Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated April 6, 2004, which expresses an unqualified opinion and includes an explanatory paragraphs concerning (1) a change in estimate effected by a change in accounting method for wire rack displays, (2) the change in method of accounting for goodwill and other intangible assets to confirm to Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible assets" and (3) the application of procedures relating to certain reclassifications, adjustments and disclosures of financial statement amounts related to the 2001 financial statements that were audited by other auditors who have ceased operations. Note 11 to such financial statements contains a description of your adoption during the year ended January 3, 2004 of the change in accounting estimate effected by a change in accounting principle for capitalization of wire rack displays. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.

Yours truly,

DELOITTE & TOUCHE LLP

Atlanta, Georgia
April 6, 2004